Exhibit 5.2

Weil, Gotshal & Manges LLP 767 FIFTH AVENUE • NEW YORK, NY 10153-0119 (212) 310-8000 FAX: (212) 310-8007	AUSTIN BEIJING BOSTON BUDAPEST DALLAS FRANKFURT HONG KONG HOUSTON LONDON MIAMI MUNICH PARIS PRAGUE PROVIDENCE SHANGHAI SILICON VALLEY WARSAW WASHINGTON, D.C.
September 11, 2008

Signet Jewelers Limited

Clarendon House, 2 Church Street

Hamilton HM11, Bermuda

Ladies and Gentlemen:

We have acted as counsel to Signet Jewelers Limited, a Bermuda corporation (the “Registrant”), in connection with the preparation and filing with the Securities and Exchange Commission of the Registrant’s Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the registration of an aggregate of 8,569,000 common shares, par value $0.18 per share, of the Registrant issuable pursuant to several benefit plans, including the Signet Jewelers Limited US Employee Stock Savings Plan (the “Plan”), and an indeterminate number of interests in the Plan.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Plan and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Registrant, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Registrant. We have also assumed (i) the valid existence of the Registrant, (ii) that the Registrant has the requisite corporate power and authority to enter into and perform the Plan, (iii) the due authorization of the Plan by the Registrant, (iv) that the choice of law provision of the Plan is valid, binding and enforceable, and (v) the legal capacity of, and participation by, eligible employees in the Plan.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Plan constitutes the legal, valid and binding obligation of the Registrant, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinion expressed herein is limited to the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP